UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

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HomeStreet Sends Letter to Shareholders

Leading Proxy Advisory Firm ISS Recommends Shareholders Vote on the WHITE Proxy Card for ALL Three Company Nominees:
Sandra A. Cavanaugh, Mark K. Mason and Donald R. Voss

HomeStreet Has a Strong Board Focused on Shareholder Engagement and Value Creation

Chairman and CEO Mark Mason, Lead Independent Director Donald Voss and Independent Director Sandra Cavanaugh Serve
Essential Leadership Roles and Bring Important Perspectives to the Board

HomeStreet Corrects Roaring Blue Lion’s Misleading Claims and False Narratives

Vote on the WHITE Proxy Card Today to Secure Your Investment

SEATTLE – (June 7, 2019) – The Board of Directors (the “Board”) of HomeStreet, Inc. (Nasdaq: HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today sent a letter to shareholders in connection with the Company’s upcoming 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”), which is scheduled to be held on June 20, 2019.

For additional information and shareholder materials please visit www.VoteHMST.com.

The full text of the letter follows:

VOTE FOR THE COMPANY'S NOMINEES ON THE **WHITE** PROXY CARD TODAY TO PROTECT YOUR INVESTMENT IN HOMESTREET

[HomeStreet]

June 7, 2019

Dear Fellow Shareholders,

This year we are once again engaged in a proxy contest initiated by Roaring Blue Lion Capital Management, L.P. ("Roaring Blue Lion"), an activist hedge fund that has resorted to a long series of inaccurate, misleading, or just plain false claims to try to discredit HomeStreet's Board and management team.

As you consider how to cast your votes for HomeStreet's directors at the 2019 Annual Meeting, we ask that you focus on the facts rather than the rhetoric. The bottom line is that this year's director elections should be about HomeStreet's strategy and execution, future opportunities and strategic leadership at the Board level. It should not be about disrupting a well-functioning Board in order to serve or promote Roaring Blue Lion's shareholder activism ambitions.

Further, leading proxy advisory firm Institutional Shareholder Services Inc. ("ISS") has recommended that shareholders vote on the **WHITE** proxy card FOR all three of the Company's highly-qualified director nominees: Sandra A. Cavanaugh, Mark K. Mason and Donald R. Voss.

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

SUPERIOR STOCK PRICE PERFORMANCE IN 2019

Our superior stock price performance this year shows that investors support the actions of HomeStreet's Board and management in creating value for investors.

Total Shareholder Returns – 2019 Year-to-Date

HomeStreet
KBW Regional Banking Index
SNL U.S. Bank and Thrift Index
50%
40%
30%
20%
10%
0%
Dec 2018
Jan 2019
Feb 2019
Mar 2019
Apr 2019
May 2019

Sources: Bloomberg Finance LP and S&P Global. Total return includes stock price appreciation and dividends. Year-to-date return as of June 5, 2019. KBW Regional Bank Index is comprised of 50 publicly traded, regionally diversified midcap banking institutions, and is calculated using equal float-adjusted market-capitalization weighted methodology. SNL U.S. Bank and Thrift includes all major exchange-listed (NYSE, NYSE MKT and NASDAQ) banks and thrifts in SNL Financial's coverage universe.

ISS acknowledged this positive performance, saying in its report, "HMST outperformed peers and the KBW Regional Banking Index from both the 2018 AGM and the announcement that HMST intended to seek buyers for its mortgage banking business through the unaffected date, as well as over the trailing one year, including when the measurement periods are extended."[1]

A STRONG BOARD FOCUSED ON ENGAGEMENT AND VALUE

Since the 2018 Annual Meeting, HomeStreet's Board has engaged extensively with its shareholders and has worked together to translate this feedback into positive and constructive action. As a result of this engagement, the Board has taken a number of positive steps to enhance shareholder value. Further, the Board has initiated numerous corporate governance improvements to help ensure that the voices of our shareholders are heard loud and clear.

[1] Permission to quote ISS was neither sought nor obtained.

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

Shareholder Feedback in Action

What we heard from shareholders	Steps we took in response
A declassified board structure could help bolster accountability and transparency	Proposed an amendment to declassify the Board and provide for the annual election of directors
Removing the supermajority vote requirements could give shareholders a stronger voice	Proposed an amendment to eliminate all supermajority shareholder vote requirements
More clearly defining the responsibilities of our Lead Independent Director could help shareholders better understand the role	Amended our Bylaws to provide a clear description of the role of the Lead Independent Director
Increased director stock ownership would promote alignment of interests between the Board and all shareholders	Increased director stock ownership requirements
Performance-based goals for long-term incentive awards could more closely align compensation with shareholder returns	Determined to use TSR as the basis for a performance goal over the three-year measurement period for performance share units (PSUs) starting in 2019

Our nominees up for election this year are essential parts of these efforts and of the overall strategic leadership of the Company.

Sandra A. Cavanaugh – Independent Director: *Proven track record of developing, launching and turning around large, complex businesses and product portfolios to produce long-term, sustainable profitability*

- ✔ Appointed to the Board in May 2018. Currently the Chair of the Enterprise Risk Management Committee and serves on the Human Resources and Corporate Governance Committee (the "HRCG Committee")
- ✔ 30+ years serving as a senior level executive in the financial services, banking, and mutual fund industries.

  Previous positions include:
  - Chief Executive Officer and President of U.S. Private Client Services at Russell Investments overseeing its $45 billion mutual fund business in U.S.
  - Executive Vice President at SunTrust Bank in 2009
  - Senior Executive at Washington Mutual / JP Morgan Chase from 2007 to 2009
  - President of WM Funds Distributor and Shareholder Services from 1997 to 2007
  - Various senior positions with AIM Mutual Funds, First Interstate Bank, and American Savings Bank

"Over the past year, it has been an honor working with the Board and management team analyzing HomeStreet's strategy, challenges and opportunities and bringing my unique perspective to bear. What I have seen is a constructive, transparent, independent and engaged Board and a strong executive management team making difficult but productive decisions."
– Sandra A. Cavanaugh

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

Mark K. Mason – Chairman, CEO & President: *Successful track record creating shareholder value at HomeStreet, including executing growth and diversification strategies, raising capital, addressing portfolio and operational challenges and effectively working with shareholders*

- ✔ Since being appointed Chief Executive Officer and Director in January 2010 and Chairman in March 2015, Mr. Mason has led HomeStreet through its significant evolution
- ✔ Accomplishments as HomeStreet's CEO include:
  - Led the turnaround of HomeStreet following the 2008-2009 recession, recapitalizing the bank through an initial public offering and returning it to profitability
  - Successfully created and executed a growth and diversification strategy away from single-family mortgage banking while converting the institution from a thrift to a full-service commercial bank
  - Established or substantially grew lines of business, including: commercial lending and cash management, small balance commercial real estate lending, residential construction lending and consumer product

"We are at a critical moment in HomeStreet's evolution – and our strategy is working. As we complete our announced transactions to focus our business even more on the successful Commercial and Consumer Banking segment, our future is bright. I look forward to working with my fellow directors, the executive team and our shareholders to lead this transformation, maintain our positive momentum and translate it into increased shareholder value."
– Mark K. Mason

Donald R. Voss – Lead Independent Director: *Provides independent leadership to HomeStreet's directors and oversight of management with the goal of maximizing shareholder value*

- ✔ Appointed Lead Independent Director in July 2018, independent director since March 2015 and serves on the Audit, Executive and the Enterprise Risk Management Committees
- ✔ Extensive independent boardroom experience serving on public company boards as well as city governance boards, including:
  - Elected to the board of Simplicity Bancorp in December 2001; elected Independent Chairman in October 2013; served on the audit committee from 2011 to March 2015 and oversaw the sale of Simplicity Bancorp to HomeStreet in March 2015
  - Current member of the board of trustees and the executive board and serves as chair of the Planning Committee of Descanso Gardens Guild, Inc.
  - Elected council member of the City of La Cañada Flintridge from 2006 to 2015, and served as its mayor from 2010 to 2011
- ✔ Over 25+ years of experience as a commercial banking and financial expert

"My role on the Board is to challenge everything. I am constantly asking myself and the other directors, 'what can we do better?' and evaluating how to use the feedback and ideas we receive from our shareholders to help us provide even better oversight and strategic direction. We know that good governance goes hand in hand with driving value, which is why both of these elements remain top areas of focus for our team."
– Donald R. Voss

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

ROARING BLUE LION'S CAMPAIGN: HEAVY ON HYPERBOLE, LIGHT ON FACTS

We believe Roaring Blue Lion has repeatedly advanced a number of **false and misleading narratives** that the **facts simply do not support** – and has done investors a disservice in the process:

✘ **False Narrative:** Completely misrepresenting HomeStreet's interactions with Dwight Capital and expressing the fund is "astounded" that the Board has not fulfilled its fiduciary duty – a serious accusation that is **nothing more than a red herring that Roaring Blue Lion is using to take advantage of the ongoing proxy contest.**

✔ **The Reality:**

- HomeStreet's Board does not shy away from making difficult decisions and monetizing assets when it makes sense for shareholders – as evidenced by its recent decision to sell a significant portion of our mortgage origination and servicing operations. In fact, as part of this, HomeStreet announced on June 6th the initial closing of the sale of assets and transfer of offices and personnel to Homebridge Financial Services, Inc.
- On June 4th, HomeStreet's Board received a letter from Dwight Capital conveying a preliminary non-binding offer for the Company's Fannie Mae DUS Business, which was the first formal offer HomeStreet has received from Dwight Capital, publicly or privately.
- Consistent with its fiduciary duties under applicable law, the Board of Directors and management, together with outside advisors, will carefully evaluate Dwight Capital's preliminary offer.
- HomeStreet will act with expediency and respond to Dwight Capital in due course once the Board has completed its evaluation.
- The Fannie Mae DUS Business and related servicing continues to earn a high risk-adjusted return on equity, is an integrated and important part of our commercial real estate lending business, and has many opportunities for expansion.

✘ **False Narrative:** Publicly accusing HomeStreet of employing "corporate machinery" against Roaring Blue Lion when in fact the hedge fund has **failed to comply** with legal rules and regulations or has sought to twist such rules and regulations to blame others and serve its narrative.

✔ **The Reality:**

- Roaring Blue Lion admitted to its own investors that its faulty nomination notice and failure to secure Washington State Department of Financial Institutions (DFI) approval last year were due to "errors made by [Roaring Blue Lion's] attorneys." – and subsequently changed law firms this year.
- Notably, this year Roaring Blue Lion's nomination notice was accepted by HomeStreet without any comments, and the DFI recently issued a non-objection to Roaring Blue Lion's application to solicit proxies for HomeStreet's 2019 Annual Meeting. This underscores how disingenuous it is – and has always been – for Roaring Blue Lion to accuse HomeStreet of disenfranchising shareholders, when the real issue was Roaring Blue Lion's inability to follow the rules correctly in the past.

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

✘ **False Narrative:** Turning a simple coding mistake by Broadridge related to HomeStreet's broker search into an occasion for **ad hominem attacks**, accusing the Company of "manipulating the corporate machinery".

✔ **The Reality:**

- Roaring Blue Lion claimed HomeStreet "violated the proxy rules" in setting our record date for the 2019 Annual Meeting in an attempt to prevent them from having sufficient time to receive approval from the DFI.
- This is just false. We requested a broker search for the 2019 Annual Meeting through Broadridge on April 15th for a May 13th record date. Broadridge made a clerical error in how it coded the record date request. We have previously publicly disclosed our correspondence with Broadridge on this topic.
- Our proxy solicitor fixed this in a timely manner and Roaring Blue Lion was in no way prejudiced by any of this. In fact, Roaring Blue Lion submitted its DFI application on April 9th, six days prior to our broker search and more than four weeks prior to the record date – and was approved by the DFI in a timely manner.

✘ **False Narrative: Misstating HomeStreet's relative TSR performance** in Roaring Blue Lion's letter to shareholders **by more than 80 percentage points** and then quietly correcting it a week later.

✔ **The Reality:**

- In its May 17th letter to shareholders announcing the launch of its campaign, Roaring Blue Lion understated HomeStreet's relative total shareholder return (TSR) performance by as much as 82.1 percentage points.
- After 5:00 pm ET on Friday May 24th, heading into Memorial Day weekend, Roaring Blue Lion quietly filed additional proxy materials consisting of its candidate biographies and a TSR table with new numbers, accompanied by a footnote in small print stating: "This table updates and replaces the table included in Roaring Blue Lion Capital's letter to HomeStreet shareholders dated May 17, 2019".
- We believe, similar to last year's campaign, Roaring Blue Lion significantly misrepresented important information.
- Further, in its presentation[2] filed on June 3rd, Roaring Blue Lion continues to provide false information about HomeStreet's share price performance versus the KBW Regional Bank Index (KRX).

✘ **False Narrative:** Presenting its strategy for HomeStreet as "long-term" – while in reality **pushing for a sale** of the Company.

✔ **The Reality:**

- Mr. Griege had raised capital in a special fund specifically to target HomeStreet in these campaigns, with the explicit goal of seeking a sale of the Company. He tried to raise additional capital in April 2019, but it appears he was unsuccessful.
- This matches what we've heard from the market – there is a lot of skepticism about his campaign this year and what he is trying to achieve.

[2] Roaring Blue Lion presentation, June 3, 2019, page 6.

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

✘ **False Narrative:** Making **abjectly untrue claims about Chairman and CEO Mark K. Mason**'s tenure at Fidelity Federal Bank and First Alliance Corporation.

✔ **The Reality:**

- Mr. Mason was brought in to Fidelity Federal Bank to lead a turnaround that was incredibly successful. As part of the clean-up, Mr. Mason discovered preexisting irregularities that he and his team reported to regulators, and which were subsequently cleaned up.
- With regard to First Alliance Corporation, in his role as CFO Mr. Mason had no involvement with the loan origination activities that Roaring Blue Lion mentions.
- Yet again, Roaring Blue Lion is grasping at straws and attempting to recycle the same falsehoods it tried to pass off as truths in its 2018 proxy contest.

✘ **False Narrative:** Attempting to portray HomeStreet's culture in a negative light by filing a statement purportedly submitted as a comment on its campaign website by David Hooston, a **disgruntled ex-HomeStreet employee** who was CFO of HomeStreet from August 2009 to February 2012.

✔ **The Reality:**

- Mr. Hooston has not been involved with HomeStreet's business for over seven years. The comments attributed to him by Roaring Blue Lion appear to be nothing more than the grumblings of a former employee with an axe to grind against the executive team that he was no longer a part of after he was terminated by HomeStreet less than a month after HomeStreet's IPO.
- If Mr. Hooston made the comments attributed to him, those comments were clearly motivated by personal animus.
- The comments do not contain any facts informed by Mr. Hooston's past history at HomeStreet or any "insider" insights; the stream-of-consciousness attacks merely parrot Roaring Blue Lion's talking points and cast generic aspersions on the integrity of our management team. These attacks are baseless and wrong, and the reader should carefully consider the source.

###

Donald R. Voss, as Lead Independent Director, and Mark K. Mason, as Chairman and CEO, bring to the Board essential perspectives from a corporate governance and strategic execution point of view. Roaring Blue Lion's nominees would not be additive to the Board and would likely disrupt the process of open-minded debate and robust discussion that currently characterizes the Board's decision-making process. Further, as we have outlined in this letter, Roaring Blue Lion has played fast and loose with the truth and has failed on multiple occasions to follow clear-cut legal and regulatory procedures – something which poorly qualifies Mr. Griege and his associate from sitting on the Board of a highly regulated Company.

With the 2019 Annual Meeting quickly approaching, we ask for your support to continue to move forward to pursue the many opportunities available to HomeStreet.

We urge shareholders to follow ISS's recommendation and vote for the Company's nominees on the **WHITE** proxy card today.

Sincerely,

The Board of Directors of HomeStreet, Inc.

VOTE THE **WHITE** CARD TODAY

[HomeStreet]

If you have any questions, or need assitance voting
your **WHITE** proxy card, please contact:

OKAPI PARTNERS
1212 Avenue of the Americas, 24th Floor
New York, NY 10036

Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720
Shareholders may call toll-free (from the U.S. and Canada): 877-566-1922
Email: info@okapipartners.com

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq: HMST) (the "Company") is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company's primary business is community banking, including: commercial real estate lending, commercial lending, residential construction lending, single family residential lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and accompanying **WHITE** proxy card with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY'S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and accompanying **WHITE** proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC's website at www.sec.gov or the Company's website at http://ir.homestreet.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Forward-Looking Statements

This letter, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company's current beliefs, expectations and intentions regarding future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms). These forward-looking statements involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time of this letter and the Company does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. Please refer to the risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC's website www.sec.gov), as well as other factors described from time to time in the Company's filings with the SEC. Any forward-looking statement made by the Company in this letter speaks only as of the date on which it is made.

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